Exhibit 99.1

RenovoRx Reports Third Quarter 2025 Financial Results, Including Approximately

$900,000 in Year-to-Date Revenue, and Provides Business Update

September 30, 2025 Cash and Cash Equivalents at $10 million

Revenue Expected to Grow in 2026 and Continue to Offset Cash Burn

Management to Host Conference Call Today at 4:30 p.m. ET

MOUNTAIN VIEW, Calif. – November 13, 2025 – RenovoRx, Inc. (Nasdaq: RNXT) (“RenovoRx” or the “Company”), a life sciences company developing innovative targeted oncology therapies and commercializing RenovoCath®, a novel, FDA-cleared drug-delivery device, today announced its financial results and provided a business update to shareholders for the third quarter ended September 30, 2025.

“We continue to make strong progress both in our commercial and clinical activities,” said Shaun Bagai, CEO of RenovoRx. “On the commercial side, we are encouraged by the continued RenovoCath clinical adoption we are seeing in the field. Year-to-date revenue, through the end of the third quarter, was approximately $900,000, reflecting the growing clinical need and market demand for targeted drug-delivery solutions. Since organically launching commercial sales less than a year ago, we have expanded from five centers at the start of 2025 to 14 leading cancer centers now approved to purchase RenovoCath, including several that have already made repeat orders.”

“With the recent hiring of Philip Stocton as Senior Director of Sales & Market Development and two regional sales managers, we are building the foundation for sustained growth while maintaining a lean operating structure and prudent capital deployment philosophy,” continued Mr. Bagai. “Our team remains laser-focused on strategic, data-driven expansion and is encouraged by the increasing physician-to-physician advocacy for our TAMP™ (Trans-Arterial Micro-Perfusion) platform as we continue to position RenovoRx for long-term success. Our mission continues with the goal of integrating an approach to therapeutic drug-delivery into the standard of care and ultimately improving patient outcomes by offering a more targeted and tolerable treatment path.”

“On the clinical side, we continue to advance our Phase III TIGeR-PaC trial towards enrollment completion in early 2026 and final data readout in 2027, and we’ve successfully launched a new post-marketing registry study from which we expect to garner real-world evidence on the use of the RenovoCath device. We look forward to continuing our progress in the Phase III trial and post-market registry study as we seek to drive value for our shareholders,” concluded Mr. Bagai.

Commercialization Update

RenovoRx continued to execute on its RenovoCath commercialization strategy in the third quarter of 2025, demonstrating progress as year-to-date revenue grew to approximately $900,000. Although small revenue fluctuations can be expected quarter-by-quarter at this early stage of commercialization, the positive trends of expanding approved cancer center customers and increasing clinical adoption are very promising.

As of November 7, 2025, RenovoRx has expanded from five cancer center customers approved to purchase RenovoCath at the start of the year to 14 customers. These include additional high-volume National Cancer Institute (NCI)-designated cancer centers and community hospitals. The growth in patient procedures using RenovoCath at five active centers has led to an increase in repeat purchase orders, underscoring both physician satisfaction and growing demand. In addition to these 14 centers now approved to purchase RenovoCath, the Company has delivered product quotes to 10 additional leading centers across the nation, bringing the total to 24 centers who have formally requested quotes for RenovoCath. In addition, RenovoRx has engaged with dozens of physicians, both at various medical conferences and within their institutions, who have expressed commercial interest in utilizing RenovoCath for their patients.

Since organically launching commercial sales less than a year ago without a dedicated sales and marketing team, RenovoRx has achieved early commercial traction that reflects the strong clinical need for targeted drug-delivery solutions designed to reduce systemic toxicity and improve quality of life. The Company’s small but growing team has established a diverse domestic geographic network of academic institutions, NCI-designated cancer centers, and high-volume community hospitals, both successfully implementing and interested in utilizing RenovoCath-enabled TAMP technology.

RenovoRx continues to collect valuable market insights, including sales cycle trends, activation timelines, customer preferences, and other commercial data, as the Company seeks to grow its customer base, fulfill repeat RenovoCath orders, and build a strong foundation for long-term commercial growth. These insights from the first year of commercialization will inform the Company’s strategy and execution plans heading into 2026.

To strengthen and expand the Company’s commercial efforts, in August 2025, RenovoRx announced the hiring of Philip Stocton as Senior Director of Sales and Market Development. Mr. Stocton brings more than 25 years of MedTech leadership, including a decade focused on interventional oncology. His expertise has been invaluable as the Company continues to broaden its footprint across the U.S., while maintaining a lean operating structure. In alignment with the existing budget and to respond to growing demand, the Company has added two regional sales managers and plans to add a marketing director to drive additional physician engagement by the end of the year.

RenovoRx continues to estimate that the initial total addressable market (TAM) for RenovoCath as a stand-alone device represents an approximately $400 million peak annual U.S. sales opportunity, with long-term, several-billion-dollar potential as the platform expands into additional solid tumor indications.

RenovoRx recently launched a commercial website for clinicians and staff to learn more about the RenovoCath device, as well for patients to find treatment cancer centers, which can be accessed here: https://renovocath.com/.

Clinical Research and Scientific Programs Update

In the third quarter of 2025, RenovoRx continued advancing its ongoing Phase III TIGeR-PaC clinical trial evaluating the novel drug-device combination oncology product candidate (intra-arterial gemcitabine delivered via RenovoCath, known as IAG). The trial remains on track, with enrollment expected to be completed in early 2026 and final data anticipated in 2027. Enabled by the RenovoCath device, TAMP is designed to deliver therapeutic agents across the arterial wall near the tumor site to bathe the target tumor, potentially optimizing local drug concentration while minimizing systemic exposure and related toxicities versus the standard of care, systemic intravenous therapy. TIGeR-PaC remains the cornerstone of RenovoRx’s clinical development program, validating its mechanism of action and safety profile through rigorous, long-term evaluation.

RenovoRx strengthened its Scientific Advisory Board during the third quarter with the additions of renowned surgeon and pancreatic cancer expert, Dr. Timothy Donahue, Director of the Agi Hirshberg Center for Pancreatic Diseases, Chief of the Division of Surgical Oncology at the David Geffen School of Medicine, and Garry Shandling Chair in Pancreatic Surgery at UCLA, and Dr. Thierry de Baère, Head of Interventional Radiology at the Gustave Roussy Cancer Centre and University Paris-Saclay in France.

During the third quarter, RenovoRx advanced its broader clinical programs. The Company’s post-marketing registry study continues to progress, generating real-world data on the safety and effectiveness of RenovoCath in patients with solid tumors. In September, the first registry-eligible patient procedure was initiated at the University of Vermont Cancer Center, with Baptist Health Miami Cancer Institute and the University of Pittsburgh Medical Center joining as additional study sites.

The Company also continues to support investigator-initiated trials in borderline resectable and oligometastatic pancreatic cancer. These capital-efficient studies are designed to be cost-neutral while providing meaningful data that may further broaden the application for the TAMP therapy platform.

Financial Highlights for the Third Quarter Ended September 30, 2025

Revenue: RenovoRx reported third quarter revenues of approximately $266,000, driven by both new customer orders and repeat purchases of the RenovoCath device. The quarter ended on September 30, 2025 marked the Company’s third full quarter of revenue generation from RenovoCath sales.

Cash Position: As of September 30, 2025, the Company had $10.0 million in cash and cash equivalents. Based on its current operating plan, RenovoRx believes this cash is sufficient to fund ongoing commercialization efforts for RenovoCath and the completion of enrollment in its Phase III TIGeR-PaC clinical trial in early 2026.

R&D Expenses: Research and development expenses were $1.7 million for the quarter ended September 30, 2025, remaining relatively unchanged from the same period in the prior year, reflecting continued investment in the TIGeR-PaC trial as well as support for investigator-initiated and registry studies.

SG&A Expenses: Selling, general, and administrative expenses were approximately $1.7 million for the quarter ended September 30, 2025, compared to $1.2 million for the same period in the prior year.

Net Loss: Net loss was $2.9 million for the quarter ended September 30, 2025, compared to a net loss of $2.5 million for the quarter ended September 30, 2024.

Shares Outstanding: As of November 7, 2025, common shares outstanding totaled approximately 36.6 million.

Conference Call Details

Event:	RenovoRx Third Quarter 2025 Financial Results and Business Highlights Conference Call
Date:	Thursday, November 13, 2025
Time:	4:30 p.m. ET
Live Call:	1-877-407-4018 (U.S. Toll Free) or 1-201-689-8471 (International)
Webcast:	https://ir.renovorx.com/news-events/ir-calendar-events

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until November 27, 2025, and can be accessed by dialing 1-844-512-2921 (U.S. Toll Free) or 1-412-317-6671 (International) and entering replay pin number: 13756201.

A question-and-answer session will occur at the end of the call, and a link to the recording of this presentation will be available on RenovoRx’s Investor Relations website after the event.

RenovoRx, Inc.

Selected Balance Sheet Data

(Unaudited)

(in thousands)

	September 30,	December 31,
	2025	2024

Cash and cash equivalents	$10,044	$7,154
Total assets	$11,206	$8,118
Total liabilities	$3,128	$3,640
Total stockholders’ equity	8,078	4,478
Total liabilities and stockholders’ equity	$11,206	$8,118

RenovoRx, Inc.

Selected Statement of Operations Data

(Unaudited)

(in thousands, except for share and per share amount)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenues	$266	$-	$885	$-
Cost of revenues	53	-	299	-
Gross profit	$213	$-	$586	$-

Operating expenses:
Research and development	1,685	1,650	4,768	4,449
Selling, general and administrative	1,728	1,178	4,806	3,889
Total Operating expenses	3,413	2,828	9,574	8,338
Loss from operations	(3,200)	(2,828)	(8,988)	(8,338)
Change in fair value of warrant liability	175	233	409	2,103
Interest and dividend income, net	113	124	352	299
Total other income, net	288	357	761	2,402
Net loss	$(2,912)	$(2,471)	$(8,227)	$(5,936)
Net loss per share, basic and diluted	$(0.08)	$(0.10)	$(0.24)	$(0.28)
Weighted-average shares of common stock outstanding, basic and diluted	36,646,278	24,940,746	34,892,143	21,325,695

About RenovoCath

Based on its FDA clearance, RenovoCath® is intended for the isolation of blood flow and delivery of fluids, including diagnostic and/or therapeutic agents, to selected sites in the peripheral vascular system. RenovoCath is also indicated for temporary vessel occlusion in applications including arteriography, preoperative occlusion, and chemotherapeutic drug infusion. For further information regarding our RenovoCath Instructions for Use (“IFU”), please see: IFU-10004-Rev.-G-Universal-IFU.pdf.

About RenovoRx, Inc.

RenovoRx, Inc. (Nasdaq: RNXT) is a life sciences company developing innovative targeted oncology therapies and commercializing RenovoCath®, a novel, U.S. Food and Drug Administration (FDA)-cleared local drug-delivery device, targeting high unmet medical needs. RenovoRx’s patented Trans-Arterial Micro-Perfusion (TAMP™) therapy platform is designed for targeted therapeutic delivery across the arterial wall near the tumor site to bathe the target tumor, while potentially minimizing a therapy’s toxicities versus systemic intravenous therapy. RenovoRx’s novel approach to targeted treatment offers the potential for increased safety, tolerance, and improved efficacy, and its mission is to transform the lives of cancer patients by providing innovative solutions to enable targeted delivery of diagnostic and therapeutic agents.

In addition to the RenovoCath device, RenovoRx is also evaluating its novel drug-device combination oncology product candidate (intra-arterial gemcitabine delivered via RenovoCath, known as IAG) in the ongoing Phase III TIGeR-PaC trial. IAG is being evaluated by the Center for Drug Evaluation and Research (the drug division of the FDA) under a U.S. investigational new drug application that is regulated by the FDA’s 21 CFR 312 pathway. IAG utilizes RenovoCath, the Company’s patented, FDA-cleared drug-delivery device, indicated for temporary vessel occlusion in applications including arteriography, preoperative occlusion, and chemotherapeutic drug infusion.

The combination product candidate (IAG), which is enabled by the RenovoCath device, is currently under investigation and has not been approved for commercial sale. RenovoCath with gemcitabine received Orphan Drug Designation for pancreatic cancer and bile duct cancer, which provides seven years of market exclusivity upon new drug application approval by the FDA.

RenovoRx is also actively commercializing its TAMP technology and FDA-cleared RenovoCath as a stand-alone device. In December 2024, RenovoRx announced the receipt of its first commercial purchase orders for RenovoCath devices. Additionally, several of these customers have already initiated repeat orders in parallel to RenovoRx expanding the number of medical institutions initiating new RenovoCath orders, including several esteemed, high-volume National Cancer Institute-designated centers. To meet and satisfy the anticipated demand, RenovoRx will continue to actively explore further revenue-generating activity, either on its own or in tandem with a medical device commercial partner.

For more information, visit www.renovorx.com. Follow RenovoRx on Facebook, LinkedIn, and X.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call described herein, and statements of the Company’s management made in connection therewith contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding (i) our clinical trials and studies, (ii) the potential for our product candidates to treat or provide clinically meaningful outcomes for certain medical conditions or diseases, and (iii) our efforts to commercialize our RenovoCath and TAMP technology. Statements that are not purely historical are forward-looking statements. The forward-looking statements contained herein are based upon our current expectations and beliefs regarding future events, many of which, by their nature, are inherently uncertain, outside of our control, and involve assumptions that may never materialize or may prove to be incorrect. These may include estimates, projections, and statements relating to our research and development plans, intellectual property development, clinical trials, our therapy platform, business plans, financing plans, objectives, and expected operating results, which are based on current expectations and assumptions that are subject to known and unknown risks and uncertainties that may cause actual results to differ materially and adversely from those expressed or implied by these forward-looking statements. These statements may be identified using words such as “may,” “expects,” “plans,” “aims,” “anticipates,” “believes,” “forecasts,” “estimates,” “intends,” and “potential,” or the negative of these terms or other comparable terminology regarding RenovoRx’s expectations strategy, plans, or intentions, although not all forward-looking statements contain these words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, that could cause actual events to differ materially from those projected or indicated by such statements, including, among other things: (i) the risk that our exploration of commercial opportunities for our TAMP technology may not lead to viable, revenue generating operations; (ii) circumstances which would adversely impact our ability to efficiently utilize our cash resources on hand or raise additional funding-; (iii) the timing of the initiation, progress, and potential results (including the results of interim analyses) of our preclinical studies, clinical trials, and our research programs; (iv) the possibility that interim results may not be predictive of the outcome of our clinical trials, which may not demonstrate sufficient safety and efficacy to support regulatory approval of our product candidate-;(v) that the applicable regulatory authorities may disagree with our interpretation of the data-, research, and clinical development plans and timelines, and the regulatory process for our product candidates; (vi) future potential regulatory milestones for our product candidates, including those related to current and planned clinical studies; (vii) our ability to use and expand our therapy platform to build a pipeline of product candidates; (viii) our ability to advance product candidates into, and successfully complete, clinical trials; (ix) the timing or likelihood of regulatory filings and approvals; (x) our estimates of the number of patients who suffer from the diseases we are targeting and the number of patients that may enroll in our clinical trials; (xi) the commercialization potential of our product candidates, if approved; (xii) our ability and the potential to successfully manufacture and supply our product candidates for clinical trials and for commercial use, if approved; (xiii) future strategic arrangements and/or collaborations and the potential benefits of such arrangements; (xiv) our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing and our ability to obtain additional capital; (xv) the sufficiency of our existing cash and cash equivalents to fund our future operating expenses and capital expenditure requirements; (xvi) our ability to retain the continued service of our key personnel and to identify, and hire and retain additional qualified personnel; (xvii) the implementation of our strategic plans for our business and product candidates; (xviii) the scope of protection we are able to establish and maintain for intellectual property rights, including our therapy platform, product candidates, and research programs; (xix) our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; (xx) the pricing, coverage, and reimbursement of our product candidates, if approved; and (xxi) developments relating to our competitors and our industry, including competing product candidates and therapies. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that we file from time to time with the Securities and Exchange Commission.

Forward-looking statements included herein are made as of the date hereof, and RenovoRx does not undertake any obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contact:

KCSA Strategic Communications

Valter Pinto or Jack Perkins

T: 212-896-1254

RenovoRX@KCSA.com